Exhibit 10.3
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Supply Agreement
     This Supply Agreement (the “Agreement”) is made as of the 7th day of July, 2008 (the “Effective Date”) by and between Biodel Inc., a Delaware corporation (“Biodel”), with its principal office and place of business at 100 Saw Mill Road, Danbury, CT 06810, U.S.A., and N.V. Organon, a Dutch company (“Organon”) with its principal office and place of business at Kloosterstraat 6, 5349 AB OSS, The Netherlands (each of Biodel and Organon, a “Party” and together, the “Parties”).
RECITALS
     Whereas, Biodel is a development stage specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders, such as diabetes;
     Whereas, Organon is in the business of manufacturing and supplying active pharmaceutical ingredients, including the Product (as defined below);
     Whereas, Biodel and Organon now desire to enter into this Agreement to provide the terms and conditions upon which Organon shall manufacture for and supply to Biodel the Product.
Agreement
     Now Therefore, in consideration for the covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.
1. Certain Definitions.
     1.1 “Additional Quantities” means any quantities for which Biodel has issued a Purchase Order in accordance with § 4.2.
     1.2 “Affiliate” means, with respect to any Party, another entity or person which directly or indirectly, is controlled by, or controls, or is under common control with such Party, where, for purposes of this definition, the term “control” means ownership, directly or indirectly, of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or if such level of ownership or control is prohibited in any country, any entity owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.
     1.3 “Technical Change” means, with respect to the Product, any change, including without limitation to the Specifications, the manufacturing process, the manufacturing facility and equipment etc., that requires a notification by either or both of the Parties to, or approval from, the relevant authorities with respect to the End Product(s).

     1.4 “Confidentiality Agreement” means the confidentiality agreement between the Parties as executed concurrent with this Agreement and attached hereto as Exhibit C.
     1.5 “Confidential Information” means any confidential or proprietary information of a Party disclosed to the other Party or generated in the course of this Agreement, including inventions, know-how, works of authorship, software, data, software tools, designs, schematics, plans or other information relating to any work in process, future development, engineering, manufacturing, marketing or business plan, or financial or personnel matters relating to either Party, its present or future products, sales, suppliers, customers, employees, investors or business, however excluding any such information disclosed by Organon to Biodel under the Confidentiality Agreement, which is and remains governed thereby.
     1.6 “CPR” means the International Institute for Conflict Prevention & Resolution.
     1.7 “End Product(s)” means Biodel’s proprietary VIAdel™ insulin formulations, as developed by Biodel and used, distributed and/or sold solely in the Territory.
     1.8 “Excluded Countries” means Australia, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China P.R., Hong Kong, India, Indonesia, Israel, Laos, Malaysia, Maldive Islands, New Zealand, Pakistan, Philippines, Poland, Singapore, South Korea, Sri Lanka, Taiwan, Thailand and Vietnam.
     1.9 “Fixed Quarterly Quantities” means the fixed quantities of Product, measured in kilograms, that are described in § 4.1.
     1.10 “Current Good Manufacturing Practice” or “cGMP” means the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug to assure that such drug meets the regulatory requirements of the United States Food and Drug Administration and as further defined in 21 C.F.R. Parts 210 and 211 and the guidance of the Center for Drug Evaluation and Research (“CDER”) and the Center for Biologics Evaluation and Research (“CBER”), and the European Commission Directive 2003/94/EC of October 8, 2003.
     1.11 “Intellectual Property Rights” means any and all rights in and to discoveries, concepts, ideas, technical information, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know- how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including patents, utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, design history, manufacturing documentation, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications and registrations with respect thereto.
     1.12 “Material Change to Organon’s Current Manufacturing Operations” means a change or modification to the form, fit, function, method or process of manufacture or production of the Product hereunder which (x) would reasonably be expected to require any new regulatory filing(s) with respect to the Product and/or Organon’s other customer’s end products or (y) could affect the safety, efficacy or quality of the Product and/or Organon’s other customer’s end products.
     1.13 “Non-conforming Product” means Product that does not conform to the Specifications, the Quality Agreement, or is not free and clear of all liens, claims and encumbrances upon delivery.
     1.14 “Product” means Recombinant Human Insulin manufactured for and supplied to Biodel under this Agreement for use in its manufacturing process of the End Product(s).
     1.15 “Purchase Order” means a purchase order that is issued by, and binding on, Biodel and to be accepted by Organon for the purpose of obtaining the Product under this Agreement, all in accordance with § 4.3.
     1.16 “Quality Agreement” means a separate agreement, executed in accordance with § 8.3 of the Agreement, between the Parties which shall be incorporated herein by reference, and following its execution shall be attached hereto and made a part hereof as Exhibit B, and which sets forth, among other things, the quality control and quality assurance terms for the Product. In case of a discrepancy between this Agreement and the Quality Agreement, as to quality matters the terms of the Quality Agreement shall govern; otherwise the provisions of this Agreement shall prevail.
     1.17 “Specifications” means the technical specifications for the Product, as further described in Exhibit A.
     1.18 “Territory” means all countries in the world except the Excluded Countries.
2. Performance Obligations
     2.1 Supply.
          (a) Performance. Organon shall manufacture and supply the Product in accordance with the Specifications, Quality Agreement, and all applicable laws and regulations. Organon shall perform its activities in accordance with professional standards and practices, including, but not limited to, cGMP. Organon shall provide cGMP facilities as well as resources for such services, including, but not limited to, testing, release, storage, and manufacture of the Product. Biodel shall provide, upon request and only for use in accordance with the terms of this Agreement, Organon with any information that Organon reasonably requires to perform its obligations under this Agreement.
          (b) Subcontracting. Notwithstanding § 13.1, neither Party shall delegate or subcontract the performance of activities under this Agreement to third party subcontractors without the prior written consent of the other Party, provided (i) that such consent shall not be required to the extent Organon is entitled, without Biodel’s consent, to delegate or subcontract pursuant to the Quality Agreement, and (ii) that such consent shall not be unreasonably withheld if (a) the delegating or sub-contracting Party controls the performance of such activities and remains fully responsible to Organon for the performance of such activities and any breach of this Agreement by such third party subcontractor, and (b) the third party subcontractor agrees in writing to comply with confidentiality restrictions at least as stringent as those set forth in this Agreement.
     2.2 Regular Communication. Both Parties shall (i) be available for a reasonable number of telephone and written consultations on a schedule to be determined by mutual arrangement between the Parties, and (ii) shall respond to all telephone and written (e.g. letters, e-mail, fax) communications from the other Party within ten (10) business days or as otherwise reasonably requested.
     2.3 Regulatory Approval.
          (a) Applications for Approval. Up until [**] from termination or expiry of this Agreement, the Parties shall cooperate diligently and in good faith to obtain any and all necessary approvals and permits for the Product and/or the End Product(s) in the Territory, provided that, with respect to all End Product(s) other than (i) Biodel’s proprietary insulin formulation known as VIAject™ and/or (ii), with respect to the US and the EU only, any second proprietary insulin formulation as requested by Biodel prior to the termination or expiry of this Agreement, and subsequently approved by Organon, which approval shall not be unreasonably withheld, Organon shall only be obligated to support Biodel in its efforts to obtain such approvals and permits for clinical trials up to and including clinical Phase 2. Biodel shall inform Organon timely of its intention to perform clinical trials or obtain marketing approval anywhere in the Territory, as to reasonably enable Organon to fulfill its obligations set out above.
          (b) Maintenance. Organon shall, with respect to VIAject™ and/or any second formulation as approved by Organon in accordance with the foregoing, cooperate diligently and in good faith support Biodel in maintaining any marketing approval that (a) has been accepted for review by the relevant regulatory authority prior to the date that lies [**] from termination or expiry of this Agreement and/or (b) is obtained prior to the date that lies [**] from termination or expiry of this Agreement.
          (c) Costs. Each Party shall bear all costs incurred by it and shall pay all costs, consistent with industry practice, associated with obtaining such approvals or permits for the Product and/or End Product(s).
          (d) Drug Master File for the Product. Without detracting from Biodel’s sole responsibility for any regulatory and other filings with respect to the End Product(s) anywhere in the Territory, including without limitation in the EU, unless mutually agreed to between the Parties in good faith, (i) in connection with applications for End Product(s) in the Territory other than the EU, Organon shall, subject to the limitations set forth in this § 2.3 and to the extent required by applicable laws and regulations, file and maintain the drug master file(s) for the Product, and (ii) in connection with applications for End Product(s) in the EU, Organon shall subject to the limitations set forth in this § 2.3 and pursuant to the Confidentiality Agreement, provide such information to Biodel as is necessary to prepare and maintain the ‘Drug Substance Quality Section’ of the ‘Common Technical Documents’ that form part of such application(s).
          (e) Inspections. Subject to the limitations set forth in this § 2.3, Organon shall provide access to the manufacturing facility and pertinent information to inspectors from regulatory agencies conducting inspections in connection with applications and permits relating to End Product(s).
     2.4 Regulatory Compliance. In performing its obligations hereunder each Party shall comply with all applicable federal, state, municipal, or local laws, rules, regulations, orders, decisions or permits of any relevant jurisdiction relating to matters including, but not limited to employment, safety, health, environmental standards and requirements, non-discrimination, equal employment opportunity, import/export and privacy protection.
3. Ownership Rights
     3.1 Ownership Rights. Each Party shall retain ownership and control of their respective works of authorship, inventions, know-how, information, data, and all Intellectual Property Rights therein that were in existence as of the Effective Date or are created hereafter, whether or not in the course of the performance of its obligations under this Agreement. The Parties hereby acknowledge that neither Party has, nor shall it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing.
     3.2 Reservation of Rights. Except for the rights expressly provided in this Agreement, no other rights are granted by either Party to the other Party. Notwithstanding anything to the contrary, no rights or licenses are granted under this Agreement by either Party to the other for the use of any trade names, trademarks, and service marks.
4. Sale and Purchase Terms
     4.1 Purchase.
          (a) Fixed Quarterly Quantities. Subject to the other provisions of this Agreement and unless otherwise agreed upon by the Parties, Organon shall sell and deliver to Biodel and its Affiliates, and Biodel and its Affiliates shall purchase from Organon, for use only in Biodel’s End Product(s), one hundred percent (100%) of the Fixed Quarterly Quantities for the Product as provided in the table below.

Calendar Quarter	Fixed Quarterly Quantities	Shelf Life Left
Q3 2008	[**]	[**]
Q4 2008	[**]	[**]
Total 2008	[**]
Q1 2009	[**]	[**]
Q2 2009	[**]	[**]
Q3 2009	[**]	[**]
Q4 2009	[**]	[**]
Total 2009	[**]
Q1 2010	[**]	[**]
Q2 2010	[**]	[**]
Q3 2010	[**]	[**]
Q4 2010	[**]	[**]
Total 2010	[**]

The ‘Shelf Life Left calculation’ using the percentages set forth above will be based upon the shelf life for the Product as stated in the Drug Master File as filed with the FDA on the Effective Date (“Shelf Life”) and as measured at the time of shipment of the Product to Biodel (“Shelf Life Left”). The Parties acknowledge that the Shelf Life at the Effective Date is [**], and the Parties affirm that they have no knowledge of facts or circumstances that are likely to result in the Shelf Life being reduced. Notwithstanding the foregoing, if at any time Organon notifies Biodel that the Shelf Life Left of the Product will be less than [**], then Biodel shall have the option, within [**] of the date of receipt of such notice, of either (i) reducing, in accordance with Section 4.l(b), the Product ordered by Biodel, or (ii) terminating the Agreement pursuant to Section 11.2(a) with immediate effect; provided further than in either instance Biodel shall not be obligated to pay the reduction fee contemplated in Section 4.1(b) or the termination fee contemplated in Section 11.3, as applicable. Under no circumstances, however, will Product be delivered to Biodel with less than [**] Shelf Life Left.
          (b) Voluntary Reduction by Biodel. Notwithstanding § 4.1(a), Biodel may, at its discretion, in writing request Organon to reduce any individual Fixed Quarterly Quantities for which Biodel at the date of such request had not issued a Purchase Order, or not yet had to issue a Purchase Order for in accordance with § 4.3, and Organon shall approve of such request, provided that (i) Biodel may only make such request [**] per calendar year, (ii) such reduction, with respect to any individual Fixed Quarterly Quantities, is limited to a total of [**] percent ([**]%) of the corresponding Fixed Quarterly Quantities as originally included in the table above, and (iii) Biodel shall, with respect to the [**] consecutive Purchase Orders that it in accordance with § 4.3 must issue following its request to reduce Fixed Quarterly Quantities, concurrent with its respective payments in accordance with § 7.2 for such reduced amount, pay Organon a reduction fee in the amount of [**] percent ([**]%) of the purchase price, as determined in accordance with § 7.1, that Biodel would have had to pay to Organon for the reduced part(s) of the Fixed Quarterly Quantities if Biodel had not requested to reduce. Notwithstanding the foregoing, Biodel shall not be required to pay any reduction fee if the reduction request is related to a Technical Change referred to under § 5.4(A) as required by any regulatory authority, and the Technical Change significantly affects the US and/or EU market for the End Product(s); provided, however, that any disagreement between the Parties with respect to whether a reduction fee should not be due pursuant to this sentence shall be subject to mediation in accordance with the second paragraph of § 13.12.
As an illustration of the reduction fee: If X was the last calendar quarter for which a Purchase Order was issued; calendar quarters Y and Z are next in line with Fixed Quarterly Quantities of [**]. Reduction fee is payable and due concurrent with payment for the, then reduced, Fixed Quarterly Quantities for both Y and Z, respectively. Irrespective of the number of reduction requests, Fixed Quarterly Quantities for Y and Z can never be reduced to less than [**] (Y) and [**] (Z).
          (c) Reduction for Failure to Complete Enzyme Development Work. In the event that the results of the enzyme development work as set forth on Exhibit D cannot be included in the application for marketing approval for Biodel’s End Product_known as VIAject™, which application is set to be filed no earlier than [**] and no later than [**], Biodel shall have the right to reduce, in whole or in part, the Fixed Quarterly Quantities for those quarters for which Biodel then had not issued a Purchase Order, or not yet had to issue a Purchase Order for in accordance with § 4.3.

     4.2 Additional Quantity. At any time Organon may, at its discretion, submit a binding offer to Biodel for any Additional Quantity of Product it would be willing to supply to Biodel in addition to the Fixed Quarterly Quantities. Biodel has the right to accept such binding offer within [**] of its receipt thereof by submitting a Purchase Order in accordance with § 4.3, after which period the offer is no longer binding upon Organon.
     4.3 Purchase Orders. Biodel shall order Fixed Quarterly Quantities [**] calendar quarters in advance, and Biodel shall order Additional Quantities in accordance with Organon’s offer referred to in § 4.2, provided that Biodel shall issue Purchase orders with respect to Q3 and Q4 2008 and Q1 2009 within [**] of the Effective Date. All orders shall be evidenced by specific and separate Purchase Orders issued by Biodel to Organon pursuant to this § 4.3. Purchase Orders for Product may be submitted by Biodel to Organon in writing, or electronically pursuant to a mutually agreed upon process. All Purchase Orders shall contain: (a) the corresponding Fixed Quarterly Quantities; (b) the purchase price for Product ordered, in accordance with § 7.1; (c) mutually agreed to delivery dates, whereby Parties shall initially be bound to a delivery date that lies within the corresponding calendar quarter; and (d) shipping/installation instructions. If Biodel issues any such Purchase Orders, Organon shall inform Biodel in writing of its acceptance or rejection thereof. Upon Organon’s acceptance of a Purchase Order, which Organon shall not refuse to accept on the basis of arguments that detract from Biodel’s rights under §4.1, § 4.2 and/or § 7.1, such Purchase Order shall be deemed to be a transaction issued under the terms of this Agreement between the Parties. No additional or inconsistent terms in any Purchase Orders or Purchase Order acknowledgements shall have any legal effect.
     4.4 Limits on Production of the Product. Without detracting from Organon’s obligation to accept properly issued Purchase Orders, if Organon, becomes aware, that it will be technically or practically unable (for example as a result of supply chain issues or technical failures) to fill any Purchase Order or Fixed Quarter Quantity which may become subject to a Purchase Order, then Organon shall inform Biodel in writing with at least a [**] notice of any reduced capacity, and Organon shall use commercially reasonable efforts to resolve the condition that caused the need to reduce such capacity. Organon shall, taking into account customer specific technical limitations (for example: specific specifications and/or packaging requirements), allocate its available Recombinant Human Insulin between Biodel and Organon’s other customers proportionally in accordance with the amount of Recombinant Human Insulin supplied thereto during the twelve (12) months prior to the condition that caused the need to reduce such capacity.
5. Manufacture
     5.1 Raw Materials. Organon shall be responsible for obtaining, and shall store at no cost to Biodel, any and all materials required for the manufacture of the Product, in reasonable quantities consistent with Biodel’s forecasts and orders for the Product.
     5.2 Manufacture of Product. Organon shall manufacture Product in accordance with § 2.1, § 2.4, and any applicable regulations with respect to the transportation, storage, use, handling and disposal of hazardous materials. If and to the extent such is not addressed by the Quality Agreement, each Party shall promptly notify the other of any new instructions or specifications with respect to the Product required under any applicable laws and shall confer with each other with respect to the best means to comply with such requirements. Organon represents and warrants to Biodel that it has, and shall maintain during the term of this Agreement, all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.
     5.3 Product Specifications; Testing. Product supplied hereunder shall conform to the Specification as set forth in Exhibit A and the warranty set forth in § 8.2. Organon shall perform quality control testing and quality oversight on the Product to be delivered to Biodel or its designee hereunder.
     5.4 Technical Changes. If throughout the duration of this Agreement any controlling regulatory authority requires, or any Party voluntarily requests, a Technical Change, the Parties shall discuss in good faith the consequences thereof, including amending any of the terms of this Agreement. Without detracting from each Party’s right to assess and decide with respect to any such Technical Change,
(A) if such Technical Change, whether required by any controlling regulatory authority or voluntarily requested by Biodel, is uniquely related to the use of the Product in the End Product(s), Organon shall in no event be required to implement such Technical Change to the extent that this would (i) adversely affect Organon’s ability to manufacture Recombinant Human Insulin for its other customers or (y) necessitate a Material Change to Organon’s Current Manufacturing Operations, while
(B) if such Technical Change is required by any controlling regulatory authority or voluntarily requested by Organon, Biodel shall not be required to implement such Technical Change if such Technical Change is (i) not required for use of the Product in the End Product(s) and (ii) would affect the safety, efficacy or quality of the End Product(s), and (iii) would require significant regulatory filings or new development work.
If the Parties, following good faith negotiations, fail to mutually agree on the consequences of such required or voluntarily requested Technical Change (including, without limitation, the allocation of the costs and expenses associated therewith, taking into account, without limitation, to what extent the relevant Technical Change is specifically related to the use of the Product in the End Product(s)), then the Parties shall attempt to resolve the matter through mediation in accordance with § 13.9 and § 13.12. Notwithstanding the foregoing, with respect to a Technical Change requested by Organon that is not required for the use of the Product in the End Product, Biodel shall not be required to accept price increases associated with such Technical Change, unless Biodel agrees with the proposed Technical Change.
6. Delivery and Acceptance
     6.1 Time and Place of Delivery. Organon shall ship the Product to Biodel’s Danbury, Connecticut facility or to such other, or additional, U.S. location(s) as Biodel shall designate from time to time, to arrive on the scheduled date, or within the timeframe specified, as set forth in the Purchase Orders as accepted by Organon in accordance with § 4.3. Any deviation from an agreed upon scheduled delivery date for Product shall occur only upon approval by the Parties. Organon shall retain samples of each batch as described in the Quality Agreement. In case Biodel, in a single Purchase Order, requires other than standard packaging and/or packaging quantities and/or multiple deliveries to one ore more U.S locations, Organon may charge Biodel with a reasonable fee to cover costs resulting from such requirements.
     During the term of this Agreement no Product shall be delivered to Biodel with less Shelf Life Left than that specified in § 4.1 (a), provided that if as a result of any mutually agreed to delivery postponements such required level of Shelf Life Left can no longer be met, such required level shall be reduced by the duration of any such postponement.
     6.2 Risk of Loss. Organon shall bear the risk of loss for the Product until delivery to such designated facility at which time title to the Product and the risk of loss shall pass to Biodel.
     6.3 Documents. Each shipment of the Product shall be accompanied by accurate and complete documents including, but not limited to relevant certificates of analysis, certificates of compliance and a copy of the invoice.
     6.4 Inspection, Acceptance, and Rejection. Biodel shall have the right to inspect the Product as follows:
          (a) Initial Inspection. Biodel shall, without limitation, have the option to audit, inspect, review, and document, at Organon’s facility, any activities related to the manufacture, including, but not limited to processing, process testing, and final laboratory release testing to determine whether the Product is acceptable to Biodel, complies with the Specifications, and is not a Non-conforming Product. Any participation or presence by Biodel personnel does not waive Organon’s responsibilities to provide the agreed upon quantity of the Product, on the time of delivery, and in conformance with the Specifications.
          (b) Delivery Inspection. Within [**] from delivery at the facility designated in accordance with §6.1, Biodel shall perform further testing to determine whether the Product is acceptable to Biodel, and is not a Non-conforming Product. If Biodel determines that a batch of Product does not conform to the Specifications based on Biodel’s analysis performed on the Product, or is for any other reason to be considered a Non-conforming Product, Biodel shall notify Organon thereof in writing within [**] following delivery. In the event the batch of Product does not conform to Specifications, or for any other reason is confirmed to be Non-conforming Product, Organon shall at Biodel’s option either (i) replace such Product free of charge as soon as reasonably possible, but no later than [**], or (ii) issue a credit note on the basis of the purchase price paid in accordance with § 7 for such Non-conforming Product. If Biodel requests replacement of Non-conforming Product and Organon determines that replacement of such Product in a timely manner is not commercially reasonable, then it shall notify Biodel within a reasonable time, issue a credit note as described in (ii) above, and the Parties shall discuss in good faith a reasonable plan, including timeframes, to address any material delivery shortfall created by such Non-conforming Product. If Biodel does not notify Organon that any batch of Product is a Non-conforming Product within [**] following delivery of such Product at Biodel’s facility, or does not reject any Non-conforming Product in accordance with the procedure described above, such batches of Product shall be deemed to have been accepted by Biodel; provided, however, that in the case of any batch of Product having latent defects that could not have been discovered by Biodel within the applicable period described above despite reasonable inspection by Biodel, Biodel may reject such batch of Product by giving written notice to Organon of Biodel’s rejection of such batch of Product within [**] following discovery of such latent defects.
     6.5 Expert. If the Parties fail to agree on whether a batch of the Product does not conform to the Specifications or for any other reason is to be considered a Non-conforming Product or on the responsibility therefore the matter shall be finally determined by an expert to be nominated by agreement between the Parties, or failing agreement, by an expert, to be nominated by the CPR. The expert shall act as an expert and not as an arbitrator, but his opinion shall be binding upon the parties and his fees and expenses shall be borne by the party against which the expert’s opinion is rendered.
     In no event shall Product, whether Non-conforming or not, be returned to Organon without its prior written consent. In case it is established in accordance with the terms of this Agreement that Product is Non-Conforming, Biodel shall at the instruction and cost of Organon either return or destroy such Product.
7. Pricing; Payment
     7.1 Purchase Price. The purchase price of the Product purchased from and delivered by Organon in any given calendar year pursuant to § 4 and § 6 shall be €[**] Euros) per gram for all Product delivered.
     Within one month of each anniversary date of the Agreement, Organon may adjust the purchase price in accordance with any unadjusted percentage change in the Chemical Industry Wage Index for the previous 12 months period, as published by the Central Bureau of Statistics in the Netherlands by a maximum of [**] percent ([**]%) per adjustment.
     7.2 Payment. Biodel shall pay Organon for the Product within [**] of delivery of Product in accordance with § 6.1, for which Organon shall submit an invoice to Biodel, Attention: Accounts Payable, 100 Saw Mill Road, Danbury, CT 06810. If it in good faith disputes any portion of an invoice, then Biodel shall pay the undisputed amounts and the Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable, in accordance with the terms of this Agreement. Organon shall not suspend work or seek to terminate this Agreement or any Purchase Order on account of Biodel’s failure to pay any invoiced amount which is the subject of a good faith bona fide dispute, provided that Biodel pays all undisputed amounts. In the event Organon has a good faith belief that Biodel may not meet it’s financial obligations under this Agreement then Organon shall notify Biodel, in writing, within a reasonable time, not to exceed [**] of such concerns. The Parties shall discuss, and meet as necessary, to negotiate a good faith resolution to such concerns, may refer the matter to their respective senior management, or attempt to resolve through mediation in accordance with § 13.12. If Biodel fails to pay any undisputed amount when due, then, without prejudice to any other rights Organon may have, but only after having in good faith consulted Biodel, Organon may provide notice to the immediate effect that:

          (i) default interest shall be due on the amount outstanding at the rate of one percent (1%) per month;
          (ii) all costs, including judicial, made in order to obtain payment by Biodel of the amount(s) due, shall be for account of Biodel;
          (iii) Organon shall, notwithstanding its obligation to consult in good faith with Biodel, at its discretion be entitled to demand adequate security to cover arrears, to demand prepayment of further deliveries as the terms thereof shall be reasonably discussed with Biodel, or to suspend further deliveries.
     7.3 Taxes. Unless otherwise provided on the Purchase Order, in addition to the price stated on the face of the invoice, Biodel shall pay costs for all sales, use, or excise taxes, assessments or other charges attributable to the sale, use, shipment transportation, or delivery of the goods. In the event that any such charges can be waived or Biodel is entitled to a refund, Organon will reasonably cooperate with Biodel and reasonably assist Biodel in obtaining such waiver or refund.
8. Representations And Warranties; Covenants
     8.1 General Representations and Warranties. Each Party represents and warrants:
          (a) Corporate Power and Authorization. It is duly organized and validly existing under the laws of the state of its incorporation, and has full corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder; and
          (b) Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and
          (c) No Conflict. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it; and
          (d) Resources. It has adequate resources, both financial and otherwise, to perform its duties hereunder.
     8.2 Warranty. Organon represents and expressly warrants that the Product provided hereunder shall conform to the Specifications shall be in compliance with all applicable laws and regulations, and free from defect, claim, encumbrance or lien, and, subject to § 4.3, shall be delivered according to the terms of the relevant Purchase Order. Organon represents and expressly warrants that it has and shall at all times throughout the term of this Agreement has, whether by right, title, interest, including by license or otherwise, the Intellectual Property Rights that are required to use, manufacture, market, offer to sell, sell, import and export the Product in accordance with the terms of this Agreement and that neither this Agreement nor the act of any Party pursuant hereto shall infringe any third party rights. Biodel warrants that it shall only use the Product for the sole purpose of the use, manufacture, marketing, sale and distribution of the

End Product(s) in the Territory only. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ORGANON MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY OR FITNESS FOR PURPOSE OF THE PRODUCT SUPPLIED TO BIODEL.
     8.3 Covenants. Contemporaneous with the Effective Date, the Parties hereby agree to negotiate in good faith the execution of a Quality Agreement. Such Quality Agreement shall be mutually agreed to in writing prior to the first delivery of Product under this Agreement.
9. Indemnification And Liability
     9.1 Mutual Indemnification. Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party and its Affiliates, and their respective directors, employees, consultants and agents (the “Indemnified Parties”) from and against any and all liabilities, losses, damages, costs, and other expenses (including reasonable attorneys’ and expert witnesses’ costs and fees) (“Losses”) incurred by the Indemnified Parties as a result of any claim, demand, action or proceeding by any third party (a “Claim”) to the extent arising from or relating to (i) any material breach of any representation, warranty, covenant, or obligation of the Indemnifying Party under this Agreement or any intentional misconduct or negligence by the Indemnifying Party or any of its employees, agents, or subcontractors, or (ii) the manufacture, sale and/or use of End Product(s) by or on behalf of Biodel, except, in each case, to the extent such Losses result from the intentional misconduct or negligence of, any of the Indemnified Parties.
     9.2 Indemnification Procedures. In the event of any Claim for which any Indemnified Party is or may be entitled to indemnification hereunder, the Indemnified Party may, at its option, require the Indemnifying Party to defend such Claim at the Indemnifying Party’s sole expense. Indemnifying Party may not agree to settle any such Claim without the Indemnified Party’s express prior written consent.
     9.3 Failure to Defend or Settle. If the Indemnifying Party fails or wrongfully refuses to defend or settle any Claims, then the Indemnified Party shall, upon written notice to the Indemnifying Party, have the right to defend or settle (and control the defense of) such Claims. In such case, the Indemnifying Party shall cooperate, at its own expense, with the Indemnified Party and its counsel in the defense and settlement of such Claims, and shall pay, as they become due, all costs, damages, and reasonable legal fees incurred therefore.
     9.4 Liability. IN NO EVENT OTHER THAN IN CASE OF INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE WILL EITHER OF THE PARTIES BE LIABLE TO THE OTHER FOR ANY INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGES OR LOSS OF PROFITS IN RELATION TO, OR ARISING OUT OF THE OPERATION OR TERMINATION OF THIS AGREEMENT. EACH PARTY’S LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION, IS LIMITED TO THE TOTAL VALUE AMOUNT OF INVOICES PAID OR PAYABLE BY BIODEL UNDER THIS AGREEMENT AND/OR THE SUPPLY AGREEMENT BETWEEN THE PARTIES OF 4 APRIL, 2004 WITHIN THE 12 MONTHS IMMEDIATELY PRECEDING SUCH CLAIM.

10. Insurance Protection. Each Party shall obtain and maintain during the term of this Agreement liability, comprehensive, and workers’ compensation insurance with a reputable insurance company to help protect against those insurable risks that such Party may incur in connection with the performance of its obligations under this Agreement. Each Party shall provide, upon request, to the other Party any such policies of such insurance, and the premium receipt(s) and insurance certificate(s) therefore.
11. Term; Termination
     11.1 Term. This Agreement shall begin on the Effective Date and, unless terminated sooner as provided in § 11.2, end December 31st 2010.
     11.2 Termination Events
          (a) At Will. Biodel may terminate this Agreement with immediate effect upon written notice to Organon.
          (b) For Cause. Organon shall have the right to terminate this Agreement for cause with immediate effect if Biodel materially breaches this Agreement and fails to cure such material breach within [**] after receiving written notice that specifies the particulars of such breach.
          (c) Force Majeure. Organon shall have a right to terminate this Agreement in accordance with § 13.13.
          (d) Business Circumstances. Organon shall have the right to terminate this Agreement with immediate effect in the event of Biodel’s liquidation, bankruptcy or state of insolvency.
          (e) Manufacturing Decisions. Organon may terminate this Agreement upon a ten (10) business days written notice to Biodel if the Parties fail to reach agreement after any mediation conducted in accordance with § 5.4.
     11.3 Effects of Termination. Upon the expiration or termination of this Agreement, (a) Biodel shall pay to Organon all amounts due to Organon under this Agreement; (b) Organon shall deliver to Biodel all Product for which a delivery date under a Purchase Order has passed; and (c) subject to the Confidentiality Agreement, each Party shall return to the other Party, upon the other Party’s request, all tangible items of the other Party in its possession or under its control evidencing the Confidential Information of the other Party. The expiration or earlier termination of this Agreement shall not affect any rights or claims of a Party hereunder that accrued prior to the date of such expiration or earlier termination.
     In the event the Agreement is terminated (i) by Biodel pursuant to § 11.2(a), or (ii) by Organon pursuant to § 11.2(e) following the Parties’ failure to reach agreement after any mediation conducted in accordance with § 5.4 with respect to any Technical Change referred to under § 5.4(A), then Biodel has the option, within [**] of sending or receiving a termination notice, to request delivery of all Product for which, on or before the date of termination of this

Agreement, a Purchase Order was issued in accordance with § 4.3 but no delivery date has passed and Organon shall accept and perform such Purchase Orders, and Biodel shall subsequently take delivery and pay for the Product, all in accordance with the terms of this Agreement; provided that in the event that Biodel does not timely make use of such option, Organon is entitled to, and Biodel will within [**] sending or receiving such termination notice pay to Organon a termination fee to the amount of (a) seventy-five percent (75%) of the purchase price, as to be determined in accordance with §4.1 and § 7.1, of all the Fixed Quarterly Quantities corresponding with the said Purchase Orders, plus (b) fifty percent (50%) of the purchase price, as to be determined in accordance with §4.1 and § 7.1, of the Fixed Quarterly Quantity corresponding to the calendar quarter for which Biodel, but for the termination of this Agreement, would have had to issue a Purchase Order for first.
     11.4 Survival. Sections (§) § 1, § 2.3, § 3, § 7.2 and § 7.3, § 8, § 9, § 10, § 11.3 and § 11.4, § 12, and § 13 shall survive the expiration or termination of this Agreement.
12. Confidential Information
     12.1 Confidentiality Obligations. Each Party shall at all times, and notwithstanding any termination or expiration of this Agreement, hold in confidence and not disclose to any third party Confidential Information of the other Party, except as approved in writing by the other Party to this Agreement, and shall use the Confidential Information for no purpose other than the purposes expressly permitted by this Agreement. Each Party shall only permit access to Confidential Information of the other Party to those of its employees, consultants, agents, and attorneys having a need to know and who are bound by confidentiality obligations at least as restrictive as those contained herein. The obligations in this § 12.1 shall terminate [**] years from the date of expiration or termination of this Agreement in accordance with §11.
     12.2 Exceptions to Confidentiality Obligations. A Party’s obligations under this Agreement with respect to any portion of the other Party’s Confidential Information shall terminate when the Party that is subject to such obligations can document in writing that such information: (a) entered the public domain through no fault of such Party; (b) it was in such Party’s possession free of any obligation of confidence at the time it was communicated to such Party by the other Party; (c) it was rightfully communicated to such Party free of any obligation of confidence subsequent to the time it was communicated to such Party by the other Party; or (d) it was developed by employees or agents of such Party independently of and without reference to any information communicated to such Party by the other Party.
     12.3 Authorized Disclosure. Notwithstanding anything to the contrary, a Party shall not be in violation of § 12.1 with regard to a disclosure of the other Party’s Confidential Information that is in response to a valid order by a court or other governmental body or necessary to comply with applicable law or governmental regulations, provided that if such Party is required to make any such disclosure of the other Party’s Confidential Information it shall to the extent practicable give reasonable advance notice to the other Party of such disclosure requirement in order to permit the other Party to seek confidential treatment of or to limit the Confidential Information required to be disclosed.

     12.4 Separate Confidential Disclosure Agreements. Any prior confidential disclosure agreements between the Parties are incorporated by reference to this Agreement, except for the Confidentiality Agreement. In case of a discrepancy between the terms of this Agreement and such prior agreements, the terms of this Agreement shall prevail; in case of a discrepancy between the terms of this Agreement and the Confidentiality Agreement, the terms of the Confidentiality Agreement shall prevail. Notwithstanding the foregoing, the Parties from time to time may execute additional confidential disclosure agreements, as required by their respective SOPs, for the limited and specific purpose of conducting audits.
13. Miscellaneous
     13.1 Assignment. Except as expressly provided hereunder, and subject to the Confidentiality Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent, to any Affiliate or to any successor in title to the whole or part of that part of a Party’s business to which this Agreement pertains. Notwithstanding the foregoing, any such assignment to an Affiliate or successor in title shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.
     In the event a prospective successor in title to the whole or part of that part of a Party’s business to which this Agreement pertains desires to review information that is subject to the Confidentiality Agreement, Organon shall reasonably cooperate in arranging a supervised, read-only review (e.g. no notes or copies) at Organon’s facilities in Oss, The Netherlands.
     13.2 Relationship of the Parties. It is expressly agreed that Organon and Biodel shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
     13.3 Amendment. Unless otherwise provided herein, this Agreement may not be changed, waived, discharged, or terminated orally, but instead only by a written document that is signed by the duly authorized officers of both Parties.
     13.4 Waiver. No failure or delay by either Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial waiver thereof include any other or further exercise thereof or the exercise of any other right, power, or privilege.
     13.5 Severability. Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement and this Agreement shall be interpreted and construed as if such provision had never been contained herein.
     13.6 Notices. All notices and statements to be given (which shall be in writing) and all payments to be made hereunder shall be given or made at the respective addresses of the Parties as set forth above, unless notification of a change of address is given. All notices, payments and statements to be made hereunder shall be mailed by certified or registered mail, return receipt requested, or sent by overnight courier, or by facsimile or other electronic means. Any notice given pursuant to this Agreement by mail shall be considered effective three (3) business days after mailing. Any notice sent by overnight courier shall be considered effective one day after mailing. The date of transmission of any notice sent by electronic means shall be deemed to be the date the notice or statement is transmitted.
     13.7 Construction. The section headings of this Agreement are inserted only for ease of reference only, and shall not be used to interpret, define, construe, or describe the scope or extent of any aspect of this Agreement. Unless otherwise expressly stated, when used in this Agreement the word “including” means “including but not limited to.” Each Party represents that it has had the opportunity to participate in the preparation of this Agreement and hence the Parties agree that the rule of construction that ambiguities be resolved against the drafting Party shall not apply to this Agreement.
     13.8 No Third Party Beneficiaries. Unless expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person other than Biodel and Organon any rights, remedies, or other benefits under or by reason of this Agreement.
     13.9 Dispute Resolution. If a dispute arises under this Agreement, the Parties shall use reasonable efforts to attempt to resolve such dispute, including escalation of discussions to the appropriate level of management, as provided in § 13.12, prior to commencing an action against the other Party. Notwithstanding the foregoing, either Party may at any time seek equitable relief under § 13.10 without first attempting to resolve a dispute under this § 13.9 provided, however, that such Party notifies the other Party promptly after it files any such action.
     13.10 Equitable Relief. Each Party acknowledges and agrees that any breaches of this Agreement (included without limitation violations of §3 and/or §12) may cause the non-breaching Party irreparable damage for which the award of monetary damages would be inadequate. Consequently, the non-breaching Party may seek to enjoin the breaching Party from any and all acts in violation of any such provisions, which remedy shall be cumulative and not exclusive, and a Party may seek the entry of an injunction enjoining any breach or threatened breach of such provisions, in addition to any other relief to which the non-breaching Party may be entitled at law or in equity.
     13.11 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without regard to its conflict or choice of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

     13.12 Alternative Dispute Resolution. The Parties shall attempt by direct good faith negotiations to resolve promptly any dispute arising out of or relating to this Agreement. If the matter cannot be resolved in the normal course of business either Party shall give the other Party written notice (the “Dispute Notice”) of any such dispute not resolved at which time the dispute shall be referred to the senior management of the respective Parties who shall likewise attempt to resolve the dispute.
     If the dispute has not been resolved by negotiation as detailed above, or if the Parties fail to meet, within thirty (30) business days of the Dispute Notice, then the Parties shall endeavor to settle the dispute by mediation under the supervision of and in accordance with the CPR Model Mediation Procedure for Business Disputes in Europe. Unless otherwise agreed, both parties or each individual party may request the CPR to appoint an independent mediator. The language of the mediation shall be in English and the seat of mediation shall be agreed upon by both parties or, in the event the parties do not timely agree, the seat will be determined by the mediator.
     If the dispute has not been resolved by mediation as detailed above within ninety (90) days of the Dispute Notice, either party may submit the dispute to arbitration for resolution in accordance with the CPR Arbitration Rules. A single, impartial arbitrator mutually acceptable to the Parties shall conduct the arbitration. In the event the Parties cannot agree on an arbitrator within twenty (20) business days of the submission of the dispute to arbitration, either Party may request the CPR to appoint an arbitrator.
     The seat of the arbitration shall be in London, United Kingdom, unless the Parties agree otherwise. As a condition of appointment of the arbitrator, said arbitrator shall agree to use her/his best efforts to conclude the proceeding within ninety (90) business days. Said arbitrator shall have the authority to limit the volume of evidence and documents to be submitted by the Parties. Any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. This § 13.12 shall, however, not be construed to limit or to preclude the rights of either Party under § 13.10 from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.
     13.13 Force Majeure. Neither Party shall be liable to the other for any failure or delay in the performance of any of its obligations under this Agreement arising out of any event or circumstance beyond its reasonable control, including war, rebellion, terrorism, civil commotion, strikes, lock-outs or industrial disputes; fire, explosion, earthquake, acts of God, flood or drought; or requisitioning or other act or order by any government, council, or constituted body. If such failure or delay occurs, then the affected Party shall give the other Party notice of the circumstances causing such failure or delay, and such Party shall be excused from the performance of such of its obligations that it is thereby disabled from performing for so long as it is disabled and for thirty (30) days thereafter; provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such failure or delay. Notwithstanding the foregoing, if a Party is disabled from the performance of any material obligation under this Agreement for a period of ninety (90) days or more, then the other Party shall have the right to terminate this Agreement upon written notice to the other Party, in which event the provisions of § 11.3 shall apply.

     13.14 Attorneys’ Fees. If any claim, action, or dispute arises between the Parties with respect to any matter covered by this Agreement that leads to a proceeding before a court of competent jurisdiction to resolve such claim, the Prevailing Party in such proceeding shall be entitled to receive from the other Party its reasonable attorneys’ fees, expert witness fees, court costs and other out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief that it may be awarded. For purposes of this § 13.14, the term “Prevailing Party” means that Party in whose favor any monetary or equitable award is made or in whose favor any dispute is resolved, regardless of any settlement offers.
     13.15 Publicity. Neither Party shall disclose the fact that they are conducting business together or the existence of, or the provisions of, this Agreement to any other party unless such disclosure is in response to a valid order by a court or other governmental body or necessary to comply with applicable governmental law or regulations provided. Notwithstanding the foregoing, each Party shall have the right to issue from time to time press releases that disclose the relationship of the Parties under this Agreement upon the agreement of the Parties, which agreement shall not be unreasonably withheld, delayed, or conditioned. Any press releases that are to be issued by either Party shall be in a form and substance as may be mutually agreed upon by the Parties.
     13.16 Entire Agreement. This Agreement includes all exhibits attached hereto (subject to § 8.3 with regard to the Quality Agreement) and any Specifications that are executed by authorized representatives of the Parties, and constitutes the entire Agreement by and between the Parties as to the subject matter hereof. Subject to § 12.4, this Agreement supersedes and replaces in its entirety all prior agreements, understandings, letters of intent, and memoranda of understanding by and between the Parties hereto, in either written or oral form, including without limitation the supply agreement between the Parties of 4 April, 2005. No amendment or modification of this Agreement shall be valid unless set forth in writing referencing this Agreement and executed by authorized representatives of both Parties.
     13.17 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, or delivered pursuant to the terms of this Agreement, shall be in the English language. Any proceedings related to dispute resolution including, but not limited to legal, equitable, or alternative dispute resolution, shall be conducted in the English language.

     In Witness Whereof, the Parties hereto have this day caused this Agreement to be executed by their duly authorized officers.

N.V. Organon		Biodel Inc.

By:	/s/ Adriaan Sanders	By:	/s/ Solomon S. Steiner
	Name: Adriaan Sanders		Name: Solomon S. Steiner
	Title: VP API/BT Global Supply Chain		Title: President & Chief Executive Officer

Date: 10-July-2008		Date: 7-July-2008

N.V. Organon

By:	/s/ K.S. Schouten

Name: K.S. Schouten
Title: Managing Director

Date: 10-July-2008

Exhibit A
SPECIFICATIONS
     Product shall be delivered with a Certificate of Analysis following the most recent version of the European Pharmacopeia (EP) or the United States Pharmacopeia (USP), respectively, whereby the A-21 desamido levels of all batches of Product delivered in a calendar quarter shall be at or below [**] percent ([**]%).

Exhibit B
QUALITY AGREEMENT
To be provided

Exhibit C
CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT
     THIS CONFIDENTIALITY AGREEMENT (The “Agreement”) is made this 7th day of July 2008 by and between
N.V. Organon, a limited liability company incorporated under Dutch law having its registered office at Kloosterstraat 6, 5349 AB Oss, the Netherlands (“Organon”),
and
Biodel Inc., a Delaware corporation, with its principal office and place of business at having its offices at 100, Saw Mill Road, Danbury CT 06810, U.S.A., (“Biodel”),
each a “Party”, and when collectively referred to, “Parties”
WITNESSETH:
     WHEREAS, Organon (through its predecessor organization Diosynth B.V.) and Biodel have previously entered into a supply agreement, dated the 4th day of April 2005 regarding the supply to Biodel of recombinant human insulin (rHI) (the “Product”) by Organon in respect of Biodel’s proprietary formulations of insulin (the “End Product(s)”; the “Old Supply Agreement”);
     WHEREAS, Organon and Biodel have in good faith negotiated the terms and conditions of a new supply agreement for the manufacture for and supply to Biodel of the Product for the End Product(s), which new supply agreement is executed concurrent with this Agreement and replaces the Old Supply Agreement (the “New Supply Agreement”);
     WHEREAS, Biodel has requested Organon to grant access to Biodel of Organon’s certain proprietary information with respect to the Product (“Confidential Information”) as is necessary for the purpose of preparing and maintaining the ‘Drug Substance Quality Section’ of the ‘Common Technical Documents’ that form part of Biodel’s application for a marketing authorization for its End Product VIAject® (the “Marketing Authorization”) with the relevant regulatory bodies in the European Union (the “EMEA”) (the “Purpose”); and
     WHEREAS, in consideration of the foregoing, which forms part of this Agreement, the Parties agree to the terms and conditions as set out below;
IT IS HEREBY AGREED AS FOLLOWS:
1.	Upon execution of this Agreement by the Parties, Organon shall, solely for the Purpose and only to the extent required therefore and subject to the final sentence of this Article 1, discuss, Confidential Information with the following Representatives (as defined below) of Biodel only:

• [**]

(jointly, the “Designated Persons”),

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who will, prior to the aforementioned discussion of Confidential Information, co-sign this Agreement as an acknowledgement of having reviewed this Agreement with Biodel’s General Counsel with the purpose of understanding Biodel’s obligations hereunder. The Parties agree that the Designated Persons shall also be Representatives of Biodel Europe (as defined in Article 10 hereof). For the avoidance of doubt, (i) physical access to and disclosure of the Confidential Information to the Designated Persons shall only be granted by Organon as of the date that lies [**] before the date of submission of an application for the Marketing Authorization with the EMEA, provided that the terms of this Agreement shall fully apply thereto, and (ii) any other proprietary and confidential information than the Confidential Information (e.g. proprietary and confidential information that Organon also discloses to Biodel with respect to regulatory filings in other countries and/or jurisdictions in the Territory than the European Union), or any other proprietary and confidential information shall be governed by the confidentiality terms under the New Supply Agreement.

2.	For purposes of this Agreement, the term Confidential Information shall not include information which, as adequately substantiated by documentation, (i) is or becomes publicly available other than as a result of a disclosure by Biodel or any of its directors, officers, employees, affiliates, or other representatives (with regard to Biodel or Organon, respectively, the “Representatives”, in the case of Biodel including without limitation the Designated Persons) in violation of this Agreement or other obligation of confidentiality or (ii) is or becomes available to Biodel or its Representatives on a non-confidential basis from a source (other than Organon or its Representatives) not known by Biodel or its Representatives to be prohibited from disclosing such Confidential Information to Biodel or its Representatives by a legal, contractual or fiduciary obligation.

3.	Biodel agrees to keep secret and confidential all Confidential Information and to use the Confidential Information solely for the Purpose. In that respect, and subject to the other terms of this Agreement, Biodel, solely through its Designated Persons, is entitled to provide the Confidential Information to, and to liaise with, the EMEA only. The Designated Persons shall keep a detailed log of the dealings and correspondence with the EMEA regarding the Confidential Information and Biodel shall at least quarterly provide Organon with an update of any permitted use, as described in the Purpose, of Confidential Information, including copies of the aforementioned dealings and correspondence. Unless Biodel has obtained Organon’s prior written approval thereto, (i) Biodel shall not in any way amend or modify (e.g. change, delete, add to) the Confidential Information, or parts thereof, (ii) nor shall Biodel respond to any questions by the EMEA if and to the extent the response directly or indirectly requires or results in the use of or the reference to, or is otherwise related to, the Confidential Information.

4.	Except as explicitly provided for in Articles 3 and 10 hereof, Biodel shall not, and shall cause the Designated Persons not to, (i) disclose any of the Confidential Information to any other person (without limitation including Biodel’s Representatives other than the Designated Persons), and/or (ii) make copies of, and/or prepare analyses, compilations, forecasts, studies, or other documents based in whole or in part on, or otherwise containing or reflecting any of, the Confidential Information.

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5.	Biodel agrees to assume liability for any breach of this Agreement resulting from the act or omission of any of its Representatives, and Biodel shall guarantee the respecting of all obligations under this Agreement by it or its Representatives. Biodel hereby represents and warrants that it has entered into confidentiality agreements with each of its Representatives that will enable Biodel to meet its obligations hereunder.

6.	In the event that Biodel or its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, whether or not such disclosure is or would be in accordance with the Purpose, Biodel will notify Organon promptly so that it may take appropriate action or direct Biodel to take such action, including but not limited to, seeking an appropriate protective order, or, in Organon’s sole discretion, waive compliance with the terms of this Agreement (and Biodel will provide such cooperation as Organon shall reasonably request). In the event that (i) despite Organon’s and Biodel’s mutual efforts to take appropriate action to protect the Confidential Information from disclosure Biodel or its Representatives are nonetheless legally compelled to disclose such Confidential Information, or (ii) Organon waives compliance with the terms of this Agreement, Biodel or its Representatives, as the case may be, will furnish only that portion of the Confidential Information which they are advised in writing by counsel is legally required and will give Organon written notice (unless prohibited by law) of the Confidential Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

7.	If, for whatever reason, (i) Biodel has not submitted an application for the Marketing Authorization with the EMEA prior to [**], (ii) Biodel has not obtained approval from the EMEA with respect to the Marketing Authorization prior to [**], and/or (iii) Biodel intends to assign or otherwise transfer the Marketing Authorization, or any of its rights thereunder, to any third party or affiliate (other than to Biodel Europe in accordance with Article 10 hereof), then Biodel shall timely inform Organon thereof and, subsequently, if and to the extent requested by Organon, return and/or deliver to Organon, at Biodel’s expense, any and all copies of the Confidential Information, and no copy thereof will be retained by Biodel or its Representatives; provided that any orally disclosed Confidential Information will continue to be subject to the terms of this Agreement, and provided further that Biodel may retain one complete archival copy of the Confidential Information, with an independent third party mutually agreed to in writing between the Parties, in accordance with professional standards of practice for the sole purpose of meeting its regulatory obligations. With respect to the foregoing, in the event of the occurrence of a circumstance referred to under (i) or (ii) above, Organon shall only request such return of the Confidential Information if good faith discussions with Biodel have not lead to amendment of the dates mentioned in (i) and/or (ii); in the event of the occurrence of a circumstance referred to under (iii), Organon shall only request such return of the Confidential Information if the (prospective) transferee party, at the time of such transfer, is active in the manufacturing of recombinant human insulin API market, or can reasonably be expected to become active therein within [**]. By way of example with respect to the occurrence of a circumstance referred to under (ii) above, Organon shall reasonably agree to an amendment of the date mentioned in (ii) above if EMEA

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requests the performance of additional clinical development work which would reasonably be expected to delay receipt of approval for the Marketing Authorization beyond the date specified in (ii) above. If Organon for any reason did not make use of its rights hereunder with respect to a particular event as referred to above, such does not preclude Organon from exercising such rights with respect to such other previous, simultaneous or subsequent events.

8.	Biodel acknowledges that remedies at law may be inadequate to protect Organon against any actual or threatened breach of this Agreement by it or any of its Representatives, and, without prejudice to any other rights and remedies otherwise available to Organon, Biodel agrees that Organon may seek to enjoin Biodel from any and all acts in violation of any such provisions, which remedy shall be cumulative and not exclusive, and Organon may seek the entry of an injunction enjoining Biodel from any breach or threatened breach of such provisions, in addition to any other relief to which Organon may be entitled at law or in equity, without proof of actual damages. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been breached by Biodel and/or its Representatives, then Biodel will reimburse Organon for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation to the extent a judgment is actually obtained.

9.	No failure or delay by Organon in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder.

10.	Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by Biodel without the prior written consent of Organon; provided, however, that Biodel may assign this Agreement and its rights and obligations hereunder (including, without limitation, the transfer of Confidential Information through Designated Persons) without Organon’s consent to any corporation or other business entity which (i) is based in a member state of the European Union (other than an Excluded Country, as defined in the New Supply Agreement), and (ii) is wholly owned and controlled by Biodel. Notwithstanding the foregoing, any such assignment shall not relieve Biodel of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

11.	This Agreement will be governed by, construed in accordance with and enforceable under the laws of The Netherlands. Each party consents and submits to personal jurisdiction in The Netherlands, to settle any dispute concerning the conclusion, validity, interpretation or performance of this Agreement. Biodel and the Designated Persons agree that they may be served with process at the address set forth on the first page hereof.

12.	This Agreement contains the entire agreement between Biodel and Organon concerning the Confidential Information, and as such prevails over the Confidentiality Agreement of

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11 April 2007, and no provision of this Agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless beforehand approved in writing by duly authorized Representatives of Organon and Biodel respectively, which writing specifically refers to this Agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

13.	Neither this Agreement nor any disclosure of Confidential Information shall be deemed by implication or otherwise to vest in Biodel any present or future rights in any patents, trade secrets or property belonging to or controlled by Organon and no license is granted except as explicitly stated in this Agreement. Biodel further acknowledges and agrees that this Agreement does not, by implication or otherwise, purport in any way to an obligation on the part of Organon (i) to supply Biodel with the Product, other than agreed to in the New Supply Agreement, or (ii) to expand the scope of the Purpose.

14.	This Agreement is and remains valid until the date of termination or expiry of the New Supply Agreement or, if applicable, of any written supply arrangement following the New Supply Agreement; provided that the obligations of confidentiality and non-use set forth in this Agreement expire [**] years from such date.

AS AGREED upon and signed in duplicate by authorised representatives of each party

N.V. Organon	Biodel Inc.

/s/ Adriaan Sanders	/s/ Solomon S. Steiner

By: Adriaan Sanders	By:	Solomon S. Steiner, Pd.D
Title: VP API/BT Global Supply Chain	Title:	President and CEO
Date: 10-6-08	Date:	7 July 2008
Place:	Place:	Danbury, CT USA

N.V. Organon

/s/ K. S. Schouten By: K. S. Schouten
Title: Managing Director
Date: 10-6-08
Place:
     Pursuant to Article 1 of this Agreement, the Designated Persons indicate by their signature below that they acknowledge having reviewed this Agreement with Biodel’s General Counsel for the sole purpose of understanding Biodel’s obligations hereunder. The Parties agree that the Designated Individuals shall not become individually liable as a result of signing below.

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Exhibit D
ENZYME DEVELOPMENT WORK PLAN
Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
A total of 6 pages have been omitted.
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